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[ION Networks Logo]

FINAL - FOR RELEASE
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                                 Contacts
                                 Investors: Joseph Zappulla
                                            Wall Street Investor Relations Corp.
                                            212-714-2445

                                 Press:     Scot Hoffman
                                            Morgen-Walke Associates, Inc.
                                            212-850-5600
                                            investor-relations@ion-networks.com


                  ION NETWORKS ANNOUNCES RECEIPT OF ADDITIONAL
                180-DAY GRACE PERIOD FROM NASDAQ SMALLCAP MARKET

PISCATAWAY, N.J. --(BUSINESS WIRE)--September 18, 2002--ION Networks, Inc. (Nasdaq: IONN) today announced that it has been granted an additional 180 day grace period, or until March 10, 2003, to regain compliance with the minimum $1.00 bid price requirement of the Nasdaq SmallCap Market. The Company was granted this additional grace period after raising $300,303 in equity financing on September 13, 2002 thereby satisfying the Nasdaq SmallCap Market requirement of minimum stockholders' equity of $5 million (based on stockholders equity of $5,004,215 at June 30, 2002, adjusted on a pro forma basis for the equity financing).

The equity financing involved the issuance of 166,835 unregistered shares of the Company's Series A Preferred Stock ("Preferred Stock") at $1.80 per share. Each share of Preferred Stock is convertible into 10 shares of the Company's common stock at the conversion price of $0.18 per share of common stock, which was the closing bid price of the Company's common stock on September 13, 2002. The Preferred Stock is non-voting, has a standard liquidation preference equal to its purchase price, and does not pay dividends. Proceeds of the equity financing will be used for working capital and general corporate purposes. All of the shares of Preferred Stock were purchased by directors and management of the Company.

In addition to maintaining compliance with other continuing listing requirements, if ION Networks' common stock does not close at $1.00 per share or more for a minimum of 10 consecutive trading days before March 10, 2003, it will be subject to delisting from the Nasdaq SmallCap Market.

In addition, the Company announced that William Martin Ritchie has resigned from the Board of Directors, effective September 12, 2002. Mr. Ritchie had previously determined not to stand for re-election to the Board and, therefore, was not included as a director nominee in the Proxy Statement for the Annual Meeting of Stockholders of the Company to be held on October 17, 2002.

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ION Networks, Inc                                                         Page 2

About ION Networks, Inc.

ION Networks, Inc. is a leading provider of infrastructure security and management solutions. The ION Secure suite helps customers protect critical infrastructure and maximize operational efficiency while lowering operational costs. ION Networks' customers include AT&T, Bank of America, British Telecom, Citigroup, Entergy, Fortis Bank, Oracle, Qwest, SBC, Sprint and the U.S. Government. Headquartered in Piscataway, New Jersey, the Company has installed tens of thousands of its products worldwide from its sales and operations facilities in the United States, Livingston, Scotland and Antwerp, Belgium, and its distribution channels on four continents.

ION Networks(TM) and ION Secure(TM) are trademarks of ION Networks, Incorporated. All other trademarks and registered trademarks in this document are the properties of their respective owners.

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from the forward-looking statements include the following: the failure of the bid price of our common stock to close at $1.00 or more for at least 10 consecutive trading days; our failure to satisfy continued listing requirements of the Nasdaq SmallCap Market; our inability to raise additional financing; fluctuations in customer demand; fluctuations in spending on technology generally and security solutions in particular; sufficiency of operating capital; general economic conditions (both domestic and abroad); the rapid technological change which characterizes the Company's markets, the risks associated with competition; the risks associated with the expansion of the Company's distribution channels; the risk of new product introductions and customer acceptance of new products; the risks associated with international sales as the Company expands its markets; and the ability of the Company to compete successfully in the future, as well as other risks identified in the Company's Securities and Exchange Commission Filings, including but not limited to those appearing within the Company's most recent Form 10-KSB and amendments thereto, filed with the Securities and Exchange Commission on July 10, 2002.